                                                                     Exhibit 2.5

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            ZHONE TECHNOLOGIES, INC.,

                             XTI ACQUISITION CORP.,

                          XYBRIDGE TECHNOLOGIES, INC.,

                             PRINCIPAL SHAREHOLDERS

                                       and

                                  TELESOFT INC.

                                December 7, 2000

                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
1.       The Merger...........................................................................  1
         1.1      The Merger..................................................................  1
         1.2      Closing; Effective Time.....................................................  1
         1.3      Effect of the Merger........................................................  2
         1.4      Articles of Incorporation; Bylaws...........................................  2
         1.5      Directors and Officers......................................................  2
         1.6      Effect on Capital Stock.....................................................  2
         1.7      Surrender of Certificates...................................................  4
         1.8      No Further Ownership Rights in Target Capital Stock.........................  6
         1.9      Lost, Stolen or Destroyed Certificates......................................  7
         1.10     Tax Consequences............................................................  7
         1.11     Taking of Necessary Action; Further Action..................................  7
         1.12     Target Options..............................................................  7

2.       Representations and Warranties of Target.............................................  8
         2.1      Organization, Standing and Power............................................  8
         2.2      Authority...................................................................  9
         2.3      Governmental Authorization..................................................  9
         2.4      Financial Statements........................................................ 10
         2.5      Capital Structure........................................................... 10
         2.6      Absence of Certain Changes.................................................. 11
         2.7      Absence of Undisclosed Liabilities.......................................... 11
         2.8      Litigation.................................................................. 11
         2.9      Restrictions on Business Activities......................................... 12
         2.10     Intellectual Property Rights................................................ 12
         2.11     Interested Party Transactions............................................... 16
         2.12     Minute Books................................................................ 16
         2.13     Complete Copies of Materials................................................ 16
         2.14     Material Contracts.......................................................... 16
         2.15     Inventory................................................................... 16
         2.16     Accounts Receivable......................................................... 17
         2.17     Customers and Suppliers..................................................... 17
         2.18     Employees and Consultants................................................... 17
         2.19     Title to Property........................................................... 17
         2.20     Environmental Matters....................................................... 18
         2.21     Taxes....................................................................... 19
         2.22     Employee Benefit Plans...................................................... 20
         2.23     Employee Matters............................................................ 23
         2.24     Insurance................................................................... 23
         2.25     Compliance With Laws........................................................ 23
         2.26     Brokers' and Finders' Fee................................................... 23
         2.27     Disclaimer.................................................................. 24

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                             PAGE
                                                                                             ----
3.       Representations and Warranties of the Principal Shareholders and Telesoft............ 24
3.1      Power, Authorization and Validity.................................................... 24
         3.2      Title to Securities......................................................... 24
         3.3      Absence of Violations or Conflicts.......................................... 25
         3.4      Absence of Claims Against the Company....................................... 25
         3.5      Litigation.................................................................. 26
         3.6      No Brokers.................................................................. 26

4.       Representations and Warranties of Acquiror and Merger Sub............................ 26
         4.1      Organization, Standing and Power............................................ 26
         4.2      Authority................................................................... 26
         4.3      SEC Documents............................................................... 27
         4.4      Capitalization.............................................................. 27
         4.5      Litigation.................................................................. 28
         4.6      Interim Operations of Merger Sub............................................ 28
         4.7      Absence of Certain Changes.................................................. 28
         4.8      Absence of Undisclosed Liabilities.......................................... 29
         4.9      Compliance With Laws........................................................ 29
         4.10     Brokers' and Finders' Fee................................................... 29

5.       Conduct Prior To The Effective Time.................................................. 29
         5.1      Conduct of Business of Target............................................... 29
         5.2      No Solicitation............................................................. 32
         5.3      Notification of Certain Matters............................................. 33
         5.4      Agreement Not to Solicit or Hire............................................ 33
         5.5      Telesoft Assignment of Intellectual Property................................ 33

6.       Additional Agreements................................................................ 33
         6.1      Fairness Hearing; Shareholder Approval...................................... 33
         6.2      Disposition of Securities; Solicitation; Voting; Etc........................ 34
         6.3      Access to Information....................................................... 35
         6.4      Confidentiality............................................................. 35
         6.5      Public Disclosure........................................................... 36
         6.6      Regulatory Approval: Further Assurances..................................... 36
         6.7      Legal Requirements.......................................................... 37
         6.8      Blue Sky Laws............................................................... 37
         6.9      Escrow Agreement............................................................ 38
         6.10     Employees................................................................... 38
         6.11     Reorganization.............................................................. 38
         6.12     Expenses.................................................................... 38
         6.13     Motorola Waiver............................................................. 38
         6.14     Acquiror Options............................................................ 38
         6.15     Officer/Director Indemnity.................................................. 39
         6.16     Access to Information....................................................... 39

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                             PAGE
                                                                                             ----
         6.17     Affiliate Legends........................................................... 40
         6.18     Ind-TeleSoft Support Agreement.............................................. 40

7.       Conditions to the Merger............................................................. 40
         7.1      Conditions to Obligations of Each Party to Effect the Merger................ 40
         7.2      Additional Conditions to the Obligations of Acquiror and
                  Merger Sub.................................................................. 41
         7.3      Additional Conditions to Obligations of Target and the
                  Principal Shareholders...................................................... 44

8.       Termination, Amendment and Waiver.................................................... 45
         8.1      Termination................................................................. 45
         8.2      Effect of Termination....................................................... 46
         8.3      Amendment................................................................... 46
         8.4      Extension; Waiver........................................................... 46

9.       Escrow and Indemnification........................................................... 46
         9.1      Escrow Fund................................................................. 46
         9.2      Indemnification............................................................. 46
         9.3      Claims Upon Escrow Fund..................................................... 49
         9.4      Claims by Target Indemnitees................................................ 50
         9.5      Resolution of Conflicts and Arbitration..................................... 50
         9.6      Shareholders' Agent......................................................... 51
         9.7      Actions of Shareholders' Agent.............................................. 51
         9.8      Fair Market Value........................................................... 52

10.      General Provisions................................................................... 52
         10.1     Notices..................................................................... 52
         10.2     Definitions................................................................. 54
         10.3     Counterparts................................................................ 54
         10.4     Entire Agreement; Nonassignability; Parties in Interest..................... 55
         10.5     Severability................................................................ 55
         10.6     Remedies Exclusive.......................................................... 55
         10.7     Governing Law............................................................... 55
         10.8     Dispute Resolution.......................................................... 55
         10.9     Further Assurances.......................................................... 56
         10.10    Absence of Third Party Beneficiary Rights................................... 56
         10.11    Rules of Construction....................................................... 57

                                LIST OF EXHIBITS

Exhibit A      Articles of Merger

Exhibit A-1    Amended and Restated Articles of Incorporation

Exhibit B      Grants of up to 500,000 Additional Zhone Options

Exhibit C      Form of Escrow Agreement

Exhibit D      Form of Employment Agreement

Exhibit E      [Intentionally Omitted]

Exhibit F      Form of Legal Opinion for Outside Counsel to Target

Exhibit G-1    Form of Founder Lock Up Agreement

Exhibit G-2    Form of Shareholder Lock Up Agreement

Exhibit H      Form of Option Amendment

Exhibit I      Voting Proxies

Exhibit I-1    Voting Agreement

Exhibit J      Form of Telesoft Intellectual Property Agreement

Exhibit K      Form of Legal Opinion for Counsel to Acquiror

Exhibit L      Assignment and Assumption Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 7, 2000 by and among Zhone Technologies, Inc., a Delaware corporation ("Acquiror"), XTI Acquisition Corp., a Texas corporation ("Merger Sub") and wholly-owned subsidiary of Acquiror, Xybridge Technologies, Inc., a Texas corporation ("Target"), Jawad Ayaz, Vinod Chandran, Ind-TeleSoft Pvt. Ltd. ("Ind-TeleSoft") and Ind-Telesoft Employees Welfare Trust, the principal shareholders of Target (individually, a "Principal Shareholder" and collectively, the "Principal Shareholders") and Telesoft Inc., a Texas corporation and wholly-owned subsidiary of Ind-Telesoft ("Telesoft").

                                    RECITALS

     A. The Boards of Directors of Target, Acquiror, Merger Sub and Telesoft believe it is in the best interests of their respective companies and the shareholders of their respective companies that Acquiror acquire Target through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of Target preferred stock, $0.01 par value ("Target Preferred Stock"), and Target common stock, $0.005 par value ("Target Common Stock") (collectively, the Target Preferred Stock and Target Common Stock are referred to herein as "Target Capital Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)) upon the terms and subject to the conditions set forth herein.

     C. Target, Acquiror, Merger Sub, the Principal Shareholders and Telesoft desire to make certain representations and warranties and other agreements in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

     1.   The Merger.

          1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger attached hereto as Exhibit A (the "Articles of Merger") and the applicable provisions of the Texas Business Corporation Act ("Texas Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in
Section 7 hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Texas, in accordance with the relevant provisions of Texas Law (the time of such filing being the "Effective Time").

          1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4  Articles of Incorporation; Bylaws. At the Effective Time,

               (a) The Articles of Incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A-1 hereto such that the Articles of Incorporation of the Surviving Corporation shall be substantially those of Merger Sub.

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

          1.6  Effect on Capital Stock.

               (a) Total Number of Shares of Acquiror Common Stock To Be Issued. In connection with the Merger, the maximum number of shares of Acquiror Common Stock (defined below; including Acquiror Common Stock to be reserved for issuance upon exercise of any of the Target Convertible Securities (defined below) assumed by Acquiror) to be issued in exchange for the acquisition by Acquiror of all Target Capital Stock, including without limitation, all Target Convertible Securities, shall be the Aggregate Share Number (defined below; the "Merger Consideration"); provided that such maximum number shall be adjusted to the extent required by Section 1.6(e) below. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (assuming the conversion of all Target Preferred Stock and rights to purchase Target Preferred Stock into Target Common Stock prior to the Effective Time) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive that number of shares of the Aggregate Share Number equal to the quotient derived by dividing (i) the Aggregate Share Number, by (ii) the Total Outstanding Shares, subject to Section 1.6(g). The number of shares of the Aggregate Share Number into which each share of outstanding Target Common Stock will be converted is herein referred to as the "Common Stock Exchange Ratio".

For purposes of this Section, the following terms shall have the following meanings:

     "Acquiror Common Stock" shall mean common stock of the Acquiror, par value $.001 per share.

     "Aggregate Share Number" shall mean 9,500,000 shares of Acquiror Common Stock, subject to any adjustment required by Section 1.6(e).

     "Target Convertible Securities" shall mean options and any warrants, convertible notes (including the Convertible Promissory Note dated June 8, 2000 in the original principal amount of $15,000,000 made by Target payable to Motorola, Inc., as amended by Amendment No. 1 to Note Purchase Agreement, Convertible Promissory Note and Stakeholders Agreement dated as of September 1, 2000 and Amendment No. 2 to Note Purchase Agreement, Convertible Promissory Note and Stakeholders Agreement dated as of November 1, 2000 (the "Motorola Note")) or other rights to acquire or receive shares of Target Capital Stock.

     "Total Outstanding Shares" means the aggregate number of shares of Target Common Stock outstanding immediately prior to the Effective Time (assuming the conversion of all Target Preferred Stock and rights to purchase Target Preferred Stock into Target Common Stock prior to the Effective Time) plus the aggregate number of shares of the Target Common Stock issuable, with or without the passage of time or satisfaction of other conditions, upon exercise of the rights to obtain such shares pursuant to options and any warrants, convertible notes or other rights to acquire or receive shares of Target Common Stock; provided, however, that such number shall not include the Additional Options (as defined in Section 1.12(b)) or other employee stock options replaced pursuant to Section 6.14.

               (b) Cancellation of Target Capital Stock Owned by Acquiror. At the Effective Time, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Target Stock Options. At the Effective Time, all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan (as defined in Section 2.5 herein), excluding options replaced by Section 6.14, shall be assumed by Acquiror in accordance with Section 1.12.

               (d) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e) Adjustments to Common Stock Exchange Ratio. The Common Stock Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock (based upon its capitalization as of September 30, 2000 reflected herein) or Target Common Stock (based upon its capitalization as of the date hereof reflected herein) occurring after the date hereof and prior to the Effective Time.

               (f) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of a share of stock as shall be determined by Acquiror's board of directors in good faith. The fractional share interests of each Target shareholder shall be aggregated, so that no Target shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Acquiror Common Stock.

               (g) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Preferred Stock held by a holder who has perfected such holder's right to demand payment of the fair value of such shares in accordance with Texas Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to demand payment of the fair value ("Dissenting Shares"), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Texas Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Common Stock of Target, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under the Texas Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of Texas Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such shareholder would otherwise be entitled under this Section 1.6 less the portion of the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Fund (as defined below) in respect of such shares of Target Common Stock pursuant to Section 1.7(i) and Section 9 hereof.

               (h) Motorola Note. Pursuant to the Motorola Note, the Motorola Note shall be converted into a number of shares of Target Common Stock equal to the number of shares of Target Preferred Stock into which the Motorola Note is then convertible.

          1.7  Surrender of Certificates.

               (a) Exchange Agent. ChaseMellon Shareholder Services or such other institution selected by Acquiror with the reasonable consent of Target shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1 through such reasonable procedures as Acquiror may adopt (i) certificates evidencing the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Section 1.7(i) and Section 9 and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f) (collectively, (i) and (ii) shall be referred to as the "Exchange Fund").

               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be delivered to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares) and (iii) such other customary documents as may be required pursuant to such instructions. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Sections 1.7(i) and 9 hereof, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), and (C) cash (without interest) in respect of fractional shares as provided in
Section 1.6(f) and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date on or after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

               (e) Transfers of Ownership. At the Effective Time, the stock transfer books of the Target shall be closed and there shall be no further registration of transfers of Target Common Stock or Target Preferred Stock thereafter on the records of the Target. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Target one year after the Effective Time shall be delivered to Acquiror, upon demand, and any shareholders of Target who have not previously complied with this Section 1.7 shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Acquiror Common Stock.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

               (i) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 9 hereof, Acquiror shall cause to be distributed to Escrow Agent (as defined in Section 9 hereof) a certificate or certificates representing 10% of the shares of Acquiror Common Stock to be issued at the Closing in respect of outstanding shares of Target Capital Stock and Target Convertible Securities other than Target Options plus any additional shares of Acquiror Common Stock in respect of "Excess Expenses" (as defined in, and in accordance with Section 6.12 following) (the "Escrow Shares") (which shall be registered in the name of Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.7). Such shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Section 9. To the extent not used for such purposes, such shares shall be released, all as provided in Section 9.

          1.8 No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

          1.9 Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

          1.11 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

          1.12 Target Options.

               (a) At the Effective Time, each option outstanding under the Target Stock Option Plan ("Target Options"), whether vested or unvested, other than those replaced pursuant to Section 6.14, will be assumed by Acquiror. A true and complete list as of the date hereof of all holders of outstanding Target Options, including the number of shares of Target Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option is set forth in the Target Disclosure Schedule (as hereafter defined). On the Closing Date, Target shall deliver to Acquiror an update of such list current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan and any other document governing such option immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole tenth of a cent and (iii) any restriction on the exercisability of such Target Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Target Option shall remain unchanged (except as provided in Section 1.12(c) following). Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under such Plan, the Merger will not terminate any of the outstanding options under the Target Stock Option Plan or accelerate the exercisability, assuming receipt of the modification agreements referred to in (c) below, or vesting of such options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Acquiror following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 10 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan, a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

               (b) At the Closing, Acquiror will issue options to purchase an aggregate 500,000 shares of Acquiror Common Stock in the amounts, under the terms and to the employees set forth in the schedule attached hereto as Exhibit B (the "Additional Options").

               (c) Target shall use commercially reasonable efforts to cause each holder of Target Options whose option agreements provide for the acceleration of vesting to modify the term of such acceleration pursuant to an Amendment to such holder's respective Option Agreements substantially in the form attached as Exhibit H.

     2. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this
Section 2 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 2 (except to the extent disclosure in any numbered and lettered section of the Target Disclosure
Schedule is specifically cross-referenced in another numbered and lettered section of the Target Disclosure Schedule).

          2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 10.2 hereof) on Target. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. Target is the owner of all outstanding shares of capital stock of each of its subsidiaries listed in Section 2.1 of the Target Disclosure Schedule and all such shares are duly authorized, validly issued, fully paid and nonassessable. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          2.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and the documents and instruments contemplated hereby to which it is a party (the "Transaction Documents"), and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target's shareholders as contemplated by Section 7.1(a). The affirmative vote of the holders of a majority of the shares of Target's Capital Stock outstanding on the record date for the Written Consent of Shareholders relating to this Agreement is the only vote of the holders of any of Target's Capital Stock necessary under Texas Law to approve the Transaction Documents and the transactions contemplated thereby. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and execution of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by the Reserve Bank of India ("RBI"), as described in Section 2.2 of the Target Disclosure Schedule, (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, alter or delay any of the transactions contemplated by this Agreement.

          2.3 Governmental Authorization. Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's or any of its subsidiaries' business or the holding of any such interest and all of such authorizations are in full force and effect.

          2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements (balance sheet, statement of income, statement of changes in shareholder equity and statement of cash flows) for the fiscal year ended December 31, 1999, and for the three month period ended March 31, 2000, and its unaudited financial statements (balance sheet, profit and loss and statement of cash flows) as at and for the ten month period ended October 31, 2000 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present, in all material respects, the consolidated financial condition and operating results of Target as of the dates and for the periods indicated therein, subject to (in the case of interim unaudited statements) the omission of footnote disclosure and normal year-end audit adjustments, which are not material in amount or significance in any individual case or in the aggregate. Target maintains a standard system of accounting established and administered to provide reasonable assurance that transactions are accurately recorded so as to permit the preparation of financial statements in accordance with generally accepted accounting principles.

          2.5 Capital Structure. As of the date hereof, the authorized capital stock of Target consists of 100,000,000 shares of Target Common Stock, par value one-half of one cent ($0.005) per share, of which there are issued and outstanding 6,274,372 shares, and 30,000,000 shares of Target Preferred Stock, par value one cent ($0.01) per share, of which there are issued and outstanding 13,125,000 shares of Series A Preferred Stock, convertible into 26,250,000 shares of Common Stock. Also outstanding on the date hereof is the Motorola Note, which is convertible in accordance with the terms and Amendment No. 2 to Note Purchase Agreement, Convertible Promissory Note and Stakeholders Agreement dated as of November 1, 2000. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid, non-assessable and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date hereof, there are 20,000,000 shares of Common Stock reserved for issuance under the Long-Term Stock Incentive Plan, as amended by Amendments dated April 27, 1999, December 15, 1999 and May 1, 2000 (the "Target Stock Option Plan"), under which 3,950,000 shares (net of shares repurchased by Target) have been issued upon the exercise of options, options to purchase 6,623,277 shares of Target Common Stock were outstanding, 324,372 shares of restricted Target Common Stock had been issued and 9,102,351 shares were reserved for future option grants. Target has delivered to Acquiror true and complete copies of each form of agreement or stock option plan evidencing each Target Option. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding three sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the options described in this Section 2.5, will be, when issued pursuant to the respective terms of such Preferred Stock or options, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its shareholders and (ii) to Target's knowledge, between or among any of Target's shareholders. All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws. Section 2.5 of the Target Disclosure Schedule contains complete and accurate list of the names and addresses of the holders of Target Capital Stock, Target Convertible Securities or Target Options, and the amounts held of each as of the date hereof.

          2.6 Absence of Certain Changes. Except for the transactions contemplated by this Agreement, since October 31, 2000 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target;
(ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target or any of its subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees; or (viii) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives and others regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target's capital stock.

          2.7 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet as at September 30, 2000 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

          2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such). All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

          2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently conducted by Target or any of its subsidiaries.

          2.10 Intellectual Property Rights.

               (a) Section 2.10 of the Target Disclosure Schedule contains an accurate and complete description of all Target Intellectual Property, as defined below.

               (b)

                    (i) Each item of Target Intellectual Property is free and clear of any claims, liabilities, liens, pledges, mortgages, restrictions, options, charges and encumbrances of any kind, whether accrued, absolute, contingent or otherwise ("Encumbrances");

                    (ii) Target is the owner of all right, title and interest in or is the exclusive licensee of all Target Intellectual Property;

                    (iii) Target is the owner of all right, title and interest in, and has good title to, (a) all trademarks, service marks and trade names used in connection with the operation or conduct of the business of the Target, including the sale of any products or technology or the provision of any services by the Target, (b) all copyrighted works that are or are part of Target products, excluding Third Party Intellectual Property for which Target has a valid license or right to use and transfer to Acquiror, (c) all patents and patent applications of the Target Intellectual Property, and (d) other works of authorship and inventions that the Target otherwise purports to own;

                    (iv) Target has not transferred ownership of any right, title or interest in any Intellectual Property that is or was Target Intellectual Property, or, other than in the course of its normal sale of products or services, granted any license under or right to use or authorized the retention of any rights to use, any Intellectual Property that is or was Target Intellectual Property, to any other third person or entity;

                    (v) there are no persons or entities to whom Target has delivered copies of the source code to any Target Intellectual Property, whether under an escrow arrangement or otherwise, or persons or entities who have the right to receive such source code;

                    (vi) all Target Intellectual Property, including any item thereof, is and will be fully transferable, assignable and licensable by or between Target, Acquiror and any other third party on the same terms as received by Target and without payment of any kind to any third party;

                    (vii) the consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not result in the loss of, or otherwise materially and adversely affect, any ownership rights of the Target in any Target Intellectual Property;

                    (viii) the consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not result in the breach or termination of any license, contract or agreement to which Target is a party respecting any Intellectual Property;

                    (ix) the operation of the business of the Target and its subsidiaries: (a) did not, and (b) to the knowledge of Target, will not, when conducted in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property of any person or entity, and neither Target nor its subsidiaries has received notice from any person or entity claiming that such operation or any act, product, process, technology or service (including products, processes, technology or services currently under development) of the Target or its subsidiaries infringes or misappropriates any Intellectual Property of any person or entity or any claim challenging the ownership, validity or effectiveness of any of the Target Intellectual Property (nor is Target or its subsidiaries aware of any basis therefor);

                    (x) there are no contracts, licenses or agreements between Target or its subsidiaries and any other person or entity with respect to Intellectual Property under which there is any material dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by Target thereunder;

                    (xi) no person or entity (including any employee or former employee of Target) is infringing, misusing or misappropriating any Target Intellectual Property, and neither Target nor its subsidiaries has received any communication alleging that they have violated any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party;

                    (xii) no Target Intellectual Property or material product, process, technology or service of the Target is subject to any proceeding, lawsuit or action or outstanding decree, order, judgment, agreement or stipulation that materially restricts in any manner the manufacture, use, sale, transfer or licensing by Target of Target Intellectual Property or any material product, process, technology or service of Target that may materially and adversely affect the validity, use, or enforceability of such Target Intellectual Property, and there are no material claims against Target or any of its subsidiaries challenging or questioning the validity or effectiveness of any license or agreement relating to any Target Intellectual Property;

                    (xiii) other than in the course of its normal course of its business in conjunction with the ordinary sale of its products or services pursuant to such terms which have been provided to the Acquiror, neither Target nor its subsidiaries has entered into any agreement or offered to indemnify any other person or entity against any charge of infringement with respect to any Target Intellectual Property;

                    (xiv) neither Target nor its subsidiaries have entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to, any Target Intellectual Property;

                    (xv) Target and its subsidiaries have the exclusive right to file, prosecute and maintain all existing applications and registrations with respect to Target Intellectual Property;

                    (xvi) the ownership of Target by Acquiror upon Closing will not result in the granting by Acquiror of any Intellectual Property rights of Acquiror to any person or entity;

                    (xvii) Target has filed applications for registration or issuance of Target Intellectual Property listed in Appendix 6 to the Target Disclosure Schedule in the jurisdictions set forth thereon and those applications are currently pending and have not been abandoned or withdrawn. The status of such applications is accurately reflected on such Appendix. Target has not failed to file in a timely manner any application to register or issue any Target Intellectual Property in any jurisdiction worldwide where such failure to timely file could have an adverse impact on Acquiror's ability to or priority in doing so in such jurisdiction so as to have a Material Adverse Effect on the Target or its business;

                    (xviii)   To Target's knowledge no third party has a reason
to object to or oppose any application filed by Target or its subsidiaries prior to Closing to register any Target Intellectual Property; and

                    (xix) All registrations and patents associated with Target Intellectual Property, whether owned by Target or its subsidiaries, are valid and subsisting.

               (c) There are no actions that must be taken by Target or its subsidiaries within ninety (90) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting or preserving or renewing any registered Target Intellectual Property.

               (d) In each case in which Target or its subsidiaries have acquired any Target Intellectual Property rights from any person, it has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Target Intellectual Property (including the right to seek past and future damages with respect thereto) to it and, in connection with any applications for registrations of such Target Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Target or its subsidiaries has recorded each such assignment with the relevant governmental authorities, including the Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

               (e) The Target Intellectual Property was: (i) developed by employees of the Target or one of its subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Target or one of its subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Target or one of its subsidiaries from a third party. Such Target Intellectual Property does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Target or one or more of its subsidiaries, except for such programming code, documentation or other materials or development environments obtained by the Target or one or more of its subsidiaries from other persons who make such programming code, documentation or other materials or development environments generally available to all interested purchasers or end-users on standard commercial terms, however, any such programming code, documentation or other materials or development environments are not subject to any Free Software Foundation or open source license requirements.

               (f) Definitions. As used in this Section, the following defined terms have the meanings indicated below:

     "Target Intellectual Property" means any and all Intellectual Property, both registered and unregistered, in any jurisdiction worldwide, that is owned in whole or in part by or is subject to any agreement or other obligation to assign or transfer ownership in whole or in part to or exclusively licensed to Target or its subsidiaries, and expressly includes, but is not limited to, the Intellectual Property identified in Section 2.10(a) of the Target Disclosure Schedule, and also includes all other tangible and intangible information or material that is used in the business of Target as currently conducted, but not including all off-the-shelf applications and documentation and industry consortium protocols not developed by or for Target (the "Third Party Intellectual Property").

     "Intellectual Property" means any and all of the following and all rights in, arising out of, or associated therewith throughout the world including any registrations or applications therefor: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, schematics, technology, process and manufacturing information, research and development data, technical data and customer lists, and all documentation relating to any of the foregoing;
(iii) all United States and foreign copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto; (iv) all United States and foreign mask works, mask work registrations and applications therefor; (v) all United States and foreign industrial designs and any registrations and applications therefor; (vi) all United States and foreign trade names, logos, slogans, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) all databases and data collections and all rights therein; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Internet addresses, sites (and all content contained therein) and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all documentation related to any of the foregoing.

          2.11 Interested Party Transactions. Neither Target nor any of its subsidiaries is indebted to any director, officer, employee or agent of Target or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any of its subsidiaries.

          2.12 Minute Books. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

          2.13 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

          2.14 Material Contracts. All Material Contracts (as defined below) are listed in Section 2.14 of the Target Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Target, and to Target's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target nor, to Target's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Target or, to Target's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Target is not a party to any oral contract, agreement or other arrangement that would constitute a Material Contract. "Material Contract" means any contract, agreement or commitment to which Target is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) required to be listed pursuant to Section 2.10,
(iii) requiring Target to indemnify any Person, (iv) granting any exclusive rights to any party, (v) evidencing indebtedness for borrowed or loaned money of $50,000 or more, including guarantees of such indebtedness, or (vi) which would reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or (C) give rise to a right of acceleration of any obligation or loss of any benefit under any such contract, agreement or commitment.

          2.15 Inventory. The inventories shown on the Financial Statements or thereafter acquired by Target, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business, except to the extent of any reserves maintained in respect thereof on the Financial Statements. Since Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Target is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers. Since the Target Balance Sheet Date, adequate provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

          2.16 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. The accounts receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

          2.17 Customers and Suppliers. As of the date hereof, no customer has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

          2.18 Employees and Consultants. The Target Disclosure Schedule or a letter delivered to Acquiror by Target contains a list of the names of all employees (including, without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of Target, their respective salaries or wages, other compensation and dates of employment and positions as of the date hereof or thereof.

          2.19 Title to Property. Target and its subsidiaries have good title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in all material respects in operating condition and repair, subject to normal wear and tear, sufficient to permit the operation of their business as currently concluded. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Acquiror. Target owns no real property.

          2.20 Environmental Matters.

               (a)  The following terms shall be defined as follows:

                    (i) "Environmental Laws" shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (defined below), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA").

                    (ii) "Hazardous Materials" shall mean any material, chemical, compound, substance, mixture, or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (defined above) as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," or "contaminant," or any other formulation or terminology intended to classify or identify substances, constituents, materials, or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term "Hazardous Materials" shall include, without limitation, any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate, or by-product.

               (b) Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased, or occupied by Target at any time (collectively, "Target's Facilities"; such properties or facilities currently used, leased, or occupied by Target are defined herein as "Target's Current Facilities"), and no discharge, emission, release, leak, or spill of Hazardous Materials has occurred at any of Target's Facilities which may or will give rise to liability of Target under Environmental Laws. To Target's knowledge, there are no Hazardous Materials (including, but not limited to, asbestos) present in the surface waters, structures, groundwaters, or soils of or beneath any of Target's Current Facilities. To Target's knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target's Current Facilities. To Target's knowledge, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or to Target's knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws, and Target is not aware of any facts or circumstances which could form the basis for assertion of a claim against Target or which could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential non-compliance with Environmental Laws.

          2.21 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (a) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true, correct and complete in all material respects.

               (b) Target, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 2.21(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

               (c) There is no Tax deficiency outstanding or assessed or, to Target's knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) Target has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations.

               (e) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

               (f) Target's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination.

               (g) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

               (h) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax sharing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sharing arrangement and (ii) any expatriate tax programs or policies affecting Target. Target is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

               (i) Target has made available to Acquiror copies of all Returns filed for all periods since its inception.

               (j) Target has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target.

               (k) Target has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

               (l) Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code by Target or Merger Sub as an expense under applicable law.

          2.22 Employee Benefit Plans.

               (a) The Target Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been sponsored, maintained, contributed to, or required to be contributed to by Target, any subsidiary of Target and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with Target within the meaning of Section 414(b), (c),(m) or (o) of the Code, (an "ERISA Affiliate") for the benefit of any person who performs or who has performed services for Target or with respect to which Target, any subsidiary, or ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the "Target Employee Plans").

               (b) Documents. Target has furnished or made available to Acquiror true and complete copies of documents embodying each of the Target Employee Plans and related plan documents, including (without limitation) trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Target Employee Plan which is subject to ERISA reporting requirements, Target has provided or made available copies of the Form 5500 reports filed for the last five plan years. Target has furnished or made available to Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

               (c) Compliance. (i) Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (ii) any Target Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter;
(iii) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA or
Section 4975 of the Code, with respect to any Target Employee Plan; (v) none of Target, any subsidiary or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Target Employee Plan; (vi) all contributions required to be made by Target, any subsidiary or ERISA Affiliate to any Target Employee Plan have been paid or accrued; (vii) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Target Employee Plan subject to ERISA, has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan;
(ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target, is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Target, any subsidiary or ERISA Affiliate which would materially increase the expense of maintaining any Target Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

               (d) No Title IV, Multiemployer Plan or International Employee Plans. None of Target, any subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or
Section 412 of the Code. None of Target, any subsidiary or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan. Target does not maintain, sponsor or contribute to any Employee Plans, whether formally or informally, for the benefit of employees outside the United States.

               (e) COBRA, FMLA, HIPAA, CANCER RIGHTS. With respect to each Target Employee Plan, Target and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply would not in the aggregate have a Material Adverse Effect. Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

               (f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not (i) entitle any current or former employee or other service provider of Target, any subsidiary or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Target pursuant to any

Target Employee Plan or as a result of or arising under this Agreement or the other Transaction Documents shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Target (other than ordinary administration expenses typically incurred in a termination event).

          2.23 Employee Matters. Target is in compliance with all applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to Target's knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target's knowledge, reasonably expected or threatened, against Target under any workers' compensation or long term disability plan or policy. Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

          2.24 Insurance. Target and each of its subsidiaries have the policies of insurance and bonds described in the Target Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.25 Compliance With Laws. Each of Target and its subsidiaries has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

          2.26 Brokers' and Finders' Fee. Except for R. S. Cheheyl, no broker, finder or investment banker is entitled to brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Merger, this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby. Target has provided a complete and correct copy of Target's agreement with R. S. Cheheyl to Acquiror and its counsel.

          2.27 Disclaimer. Except as expressly set forth in this Agreement, Target expressly disclaims any representations or warranties of any kind or nature and except as otherwise set forth herein specifically disclaims any representation or warranty of merchantability, suitability or fitness for any particular purpose with respect to its assets or properties, or any part thereof, or as to the condition or workmanship thereof, or absence of any defects therein, whether latent or patent.

     3. Representations and Warranties of the Principal Shareholders and Telesoft. Each Principal Shareholder and Telesoft represents and warrants to Acquiror that the statements contained in this Section 3 as to himself or itself (and not any other Principal Shareholder) are true and correct.

          3.1  Power, Authorization and Validity.

               (a) Such Principal Shareholder and Telesoft has the corporate power (if a corporation), legal capacity and authority to enter into and perform such Principal Shareholder's obligations under each of the Transaction Documents to which such Principal Shareholder is or will be a party.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other consent, approval or authorization from any other third party, on the part of such Principal Shareholder or Telesoft is required in connection with such Principal Shareholder's execution or delivery of the Transaction Documents to which such Principal Shareholder or Telesoft is or will be a party or the consummation by such Principal Shareholder or Telesoft of the transactions contemplated by, other compliance with, or performance under, such Transaction Documents other than (i) such filings as may be required under the HSR Act; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by RBI; and (iii) such other consents, authorizations, filings, approvals and registrations which have been obtained prior to the date hereof or, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, alter or delay any of the transactions contemplated by this Agreement.

               (c) Each of the Transaction Documents to which such Principal Shareholder or Telesoft is or will be a party constitutes, or will constitute upon its execution and delivery by such Principal Shareholder or Telesoft, a valid and binding obligation of such Principal Shareholder or Telesoft enforceable against him or it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

          3.2 Title to Securities. Such Principal Shareholder owns of record and beneficially, and immediately prior to the Effective Time of the Merger will own of record and beneficially, the number of shares of Target Capital Stock set forth opposite such Principal

Shareholder's name on Appendix 3 to the Target Disclosure Schedule. Such Principal Shareholder owns, and will own immediately prior to the Effective Time of the Merger, all right, title and interest in and to such shares, free and clear of all Encumbrances, proxies, rights of refusal and similar rights and other transfer restrictions of any nature whatsoever (including any arising from any existing or threatened litigation) other than restrictions on transfer arising out of federal and state securities laws or the restrictions provided in this Agreement.

          3.3 Absence of Violations or Conflicts. The execution and delivery by such Principal Shareholder or Telesoft of the Transaction Documents to which such Principal Shareholder or Telesoft is or will be a party and the consummation by such Principal Shareholder or Telesoft of the transactions contemplated by, or other compliance with or performance under, them do not and will not with the passing of time or giving of notice or both: (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any lien upon any properties or assets of Target or shares of Target Capital Stock owned by such Principal Shareholder, under (x) any contract, agreement, commitment, undertaking or understanding (including rights of refusal or similar rights or other transfer restrictions) to which such Principal Shareholder or Telesoft is a party or to which such Principal Shareholder or Telesoft or such Principal Shareholder's or Telesoft's properties or assets are subject, bound or affected, (y) any judgment, decree or order of any Governmental Entity to or by which such Principal Shareholder or Telesoft or such Principal Shareholder's or Telesoft's properties or assets are subject, bound or affected, or (z) any applicable law; or (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of such Principal Shareholder or Telesoft that would result in any lien or other claim upon the properties or assets of Target or shares of Target Capital Stock owned by such Principal Shareholder. Notwithstanding the foregoing, representations made under Section 3.3(i)(x) with respect to contracts, agreements, commitments, undertakings or understandings (including rights of first refusal or similar rights or other transfer restrictions) shall not include those entered into by Principal Shareholders or Telesoft with respect to Target and a third party, to which Section 2.2 hereof shall apply.

          3.4 Absence of Claims Against the Company. Other than (a) accrued amounts owed to Ind-TeleSoft under Software Consulting Agreement dated as of April 27, 1999 between Ind-TeleSoft and Target (the "Ind-TeleSoft Consulting Agreeement") (which are not in excess of $450,000 per month) and (b) accrued allocations of expenses between Target and TeleSoft as described in the Target Disclosure Schedule, (c) as is reflected on the Financial Statements and (d) accrued compensation and benefits and the reimbursement of expenses incurred in the ordinary course of business (the "Owed Amounts"), there are no claims of any such Principal Shareholder or Telesoft against Target, including a description of any amounts payable to such Principal Shareholder or Telesoft as a consequence of the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Principal Shareholder and Telesoft Disclosure Schedule, such Principal Shareholder or Telesoft has no claim against Target, except for the Owed Amounts. Such Principal Shareholder has no right, claim or interest in or to any stock or equity ownership interest in Target other than those referred to in Section 3.2 or Appendix 4 to the Target Disclosure Schedule, and such Principal Shareholder and Telesoft has no right, claim or interest in or to any of Target Intellectual Property.

          3.5 Litigation. There is no action, proceeding, claim or investigation pending or, to such Principal Shareholder's knowledge, threatened against such Principal Shareholder relating to such Principal Shareholder's ownership of Target Capital Stock before any Governmental Entity.

          3.6 No Brokers. Such Principal Shareholder or Telesoft is not obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of any of the Transaction Documents or in connection with any transaction contemplated thereby.

     4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub jointly and severally represent and warrant to Target that the statements contained in this Section 4 are true and correct, except as disclosed in a document of even date herewith and delivered by Acquiror to Target on the date hereof referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"). The Acquiror Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4, and the disclosure in any such numbered and lettered section of the Acquiror Disclosure Schedule shall qualify only the corresponding section in this Section 4 (except to the extent disclosure in any numbered and lettered section of the Acquiror Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Acquiror Disclosure Schedule).

          4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror or Merger Sub. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries listed in the Acquiror Disclosure Schedule and all such shares are duly authorized, validly issued, fully paid and nonassessable.

          4.2 Authority. Acquiror and Merger Sub jointly and severally have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. No authorization by the stockholders of Acquiror is required in connection with the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Acquiror or Merger Sub does not, and the execution of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Certificate or Articles of Incorporation or Bylaws of Acquiror or any of its subsidiaries including without limitation Merger Sub, as amended, or (ii) any mortgage, indenture, lease, contract, agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries including without limitation Merger Sub, or their properties or assets. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries including without limitation Merger Sub, in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger as provided in Section 1.2, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) such filings as may be required under HSR and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          4.3  SEC Documents.

               (a) Acquiror has made available to Target or its counsel a true and complete copy of its registration statement on Form S-1 (and all amendments thereto) filed with the SEC by Acquiror (the "Acquiror S-1"). As of its filing date, the Acquiror S-1 complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Acquiror S-1 did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Acquiror S-1 was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Acquiror and its subsidiaries as at the respective dates thereof and the statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and omit footnote disclosure.

          4.4 Capitalization. As of September 30, 2000, the authorized capital stock of the Acquiror consisted of 300,000,000 shares Common Stock, $0.001 par value per share ("Common Stock"), of which 92,628,973 shares were issued and outstanding, and 125,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"), 38,750,000 of which shares have been designated as Series A-1 Preferred, 37,500,000 of which shares have been designated as Series A-2 Preferred Stock, 13,750,000 of which shares have been designated as

Series A-3 Preferred Stock, 12,500,000 of which shares have been designated as Series A-4 Preferred Stock, 6,250,000 of which shares have been designated as Series A-5 Preferred Stock, 7,868,750 of which shares have been designated as Series A-6 Preferred Stock, 2,500,000 of which shares have been designated as Series A-7 Preferred Stock, 1,075,000 of which shares have been designated as Series A-8 Preferred Stock, 1,750,000 of which shares have been designated as Series A-9 Preferred Stock, 1,056,250 of which shares have been designated as Series A-10 Preferred Stock, 1,000,000 of which shares have been designated as Series A-11 Preferred Stock and 1,000,000 of which shares have been designated as Series A-12 Preferred Stock, all of which have been issued and are outstanding. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. There is (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Acquiror or any of its subsidiaries authorized or outstanding, (ii) no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Acquiror or any of its subsidiaries, and (iii) no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of the capital stock of the Acquiror or any of its subsidiaries or any interest therein or to pay any dividend or make any other distribution in respect thereof, except that (i) 125,000,000 shares of Common Stock have been reserved for issuance upon conversion of the Preferred Stock, and 125,000,000 shares of Preferred Stock are issued and outstanding, (ii) 50,000,000 shares of Common Stock have been reserved for issuance under Acquiror's 1999 Stock Option Plan, and as of September 30, 2000, 17,602,040 shares (net of shares repurchased by Acquiror) have been issued upon the exercise of options, and options to purchase 7,665,318 shares of Acquiror Common Stock were outstanding, (iii) 185,000 shares of Acquiror Common Stock were issuable pursuant to options granted outside the 1999 Stock Option Plan and (iv) 145,000 shares of Acquiror Common Stock were issuable upon exercise of outstanding warrants. All of the issued and outstanding shares of capital stock of the Acquiror have been offered, issued and sold by the Acquiror in compliance with applicable federal and state securities laws.

          4.5 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

          4.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          4.7 Absence of Certain Changes. Since September 30, 2000 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any sale or transfer of or material loss, or destruction of or damage to, any material asset of Acquiror or any of its subsidiaries; or (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its or any of its subsidiaries' assets.

          4.8 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in its financial statements included in the Acquiror S-1 as at September 30, 2000 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

          4.9 Compliance With Laws. Each of Acquiror and its subsidiaries has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

          4.10 Brokers' and Finders' Fee. No broker, finder or investment banker is entitled to brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Merger, this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby.

     5.   Conduct Prior To The Effective Time.

          5.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, such consent not to be unreasonably withheld or delayed) to carry on its and its subsidiaries' business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes to pay or perform other obligations when due, subject to good faith disputes, and to use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time, except as expressly contemplated by this
Section 5.1. Target agrees to promptly notify Acquiror of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could reasonably be expected to have a Material Adverse Effect on Target and (y) any change in its capitalization as set forth in Sections 2.5. Without limiting the foregoing, except as expressly contemplated by this Agreement or the or as listed in Section 5.1 of the Target Disclosure

Schedule, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld or delayed:

               (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

               (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

               (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of (other than as provided in Section 1.12) or grant (except for grants of Additional Options) (i) options under its stock plans or otherwise or (ii) other rights granted under its stock plans, or authorize cash payments in exchange for any options or other rights granted under any of such plans; provided, however, that in addition to the Additional Options, Target may grant further options to its directors, officers and employees upon Acquiror's prior written consent, in which event such further grants shall not be included in the Total Outstanding Shares.

               (d) Material Contracts. Enter into any contract or commitment, which would constitute a Material Contract or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts;

               (e) Issuance of Securities. Issue, deliver, sell or authorize, or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefore outstanding as of, and in accordance with their terms as of, the date of this Agreement;

               (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

               (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products of Target or Target Intellectual Property;

               (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, except in the ordinary course of business, consistent with past practice;

               (i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for equipment financing incurred in accordance with Section 5.1(k);

               (j) Agreements. Enter into, terminate or amend (i) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell products of Target, or
(iii) any other agreement which is material to the business or prospects of Target or which is or would be a Material Contract;

               (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

               (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $50,000;

               (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

               (n) Termination or Waiver. Terminate or waive any right of substantial value;

               (o) Employee Benefit Plans; New Hires; Pay Increases. (i) Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan, (ii) hire any new officer level employee, (iii) pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or
(iv) increase the benefits, salaries or wage rates of its employees except (in the case of clause (iv) preceding) in the ordinary course of business in accordance with its standard past practice;

               (p) Severance Arrangements. Grant any severance or termination pay or benefits (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule;

               (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

               (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its business, taken as a whole;

               (s) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file or fail to file any material Tax Return or file any amendment to a material Tax Return, enter into any closing agreement, settle or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

               (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

               (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (t) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

Notwithstanding the foregoing, Target may (i) with the prior written consent of Acquiror, sell assets as specifically permitted; (ii) in respect of the Stakeholders Agreement, as amended (the "Stakeholders Agreement"), Note Purchase Agreement and Motorola Note, each dated as of June 8, 2000 between Target and Motorola, Inc., as each is amended by Amendment No. 1 to Note Purchase Agreement, Convertible Promissory Note and Stakeholders Agreement dated as of September 1, 2000 and Amendment No. 2 to Note Purchase Agreement, Convertible Promissory Note and Stakeholders Agreement dated as of November 1, 2000, effect the conversion of the Motorola Note and amend its Articles of Incorporation as required thereby.

          5.2  No Solicitation.

               (a) From and after the date of this Agreement until the Effective Time, Target shall not, directly or indirectly through any officer, director, employee, representative or agent of Target or otherwise take any of the following actions with any other party other than Acquiror and its designees: (i) solicit, initiate, entertain or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of a material portion of Target's assets, shares of capital stock or similar transactions involving Target other than the transactions contemplated by this Agreement or an acquisition by Motorola, Inc. but only pursuant to the terms of the first refusal rights of Motorola set forth in the Stakeholders Agreement and not otherwise in contravention of the terms of this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve, recommend, authorize any statement with respect to or solicit in support of any Acquisition Proposal. Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

               (b) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the specific terms and conditions of such proposal, inquiry or contact, as the case may be, and such other information related thereto as Acquiror may reasonably request.

               (c) Except as contemplated by this Agreement, disclosure by Target of the terms hereof (other than the prohibition of this Section 5.2), except to Motorola, Inc., shall be deemed to be a violation of this Section 5.2.

          5.3 Notification of Certain Matters. Target and the Principal Shareholders shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to Target, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Target, the Principal Shareholders or Acquiror, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Target, the Principal Shareholders or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, such that the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice under this Agreement or (b) limit or otherwise effect any remedies or defenses available to the party giving such notice under this Agreement.

          5.4 Agreement Not to Solicit or Hire. For the period beginning on the date of this Agreement and ending one (1) year after Closing, neither Telesoft nor any of its respective affiliates which is engaged in a business similar to that of Xybridge or Telesoft will, without Acquiror's prior consent (which consent may be withheld in Acquiror's sole discretion), solicit or hire for employment any employee of the Surviving Corporation or its subsidiaries.

          5.5 Telesoft Assignment of Intellectual Property. Telesoft hereby irrevocably transfers, conveys and assigns to Surviving Corporation, as of the Closing Date, any and all of its right, titles and interest in any Target Intellectual Property and hereby warrants and represents that it has not directly or indirectly assigned or granted any of its right, title, interest, option or license in, to or under such Target Intellectual Property. Telesoft shall, at any time and from time to time after the Closing Date, execute and deliver such instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by Acquiror or Surviving Corporation to transfer, convey and assign to Acquiror or the Surviving Corporation or to vest in Acquiror or the Surviving Corporation all of its right, title and interest, if any, in such Target Intellectual Property.

     6.   Additional Agreements.

          6.1  Fairness Hearing; Shareholder Approval.

               (a) As promptly as practicable after the execution of this Agreement, Acquiror and Target shall jointly prepare a notice of hearing before the California Department of Corporation and shall take all other actions required to obtain, and Target shall cooperate with, and assist Acquiror in the preparation of the application by Acquiror for, a permit (a "Permit" and the "Permit Application"), from the Commissioner of Corporations of the State of California pursuant to Section 25121 of the California Corporate Securities Law of 1968, and Acquiror shall take all other action required to be taken under any applicable state and federal securities laws so that the issuance of Acquiror Common Stock in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act and any applicable state securities laws. Acquiror and Target will respond to any comments from the California Department of Corporations and Acquiror and Target will each use their commercially reasonable efforts to have the Permit granted as soon as practicable after such filing. In connection with the Permit Application, each party shall agree upon an information statement and proxy for Target's shareholders to approve this Agreement, and the transactions contemplated hereby (the "Information Statement") and adoption by Target's shareholders as provided by Texas Law and Target's Articles of Incorporation and Bylaws. Target shall use its commercially reasonable efforts to solicit and obtain the consent of its shareholders sufficient to approve this Agreement and the transactions contemplated hereby. The Information Statement shall include such disclosure materials as are necessary for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger, and shall include, without limitation, information regarding the terms of the Merger and this Agreement and the recommendation of the Board of Directors, as referenced herein, of Target in favor of the Merger and this Agreement. Each of Acquiror and Target shall use its commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Acquiror or Target shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

               (b) Upon issuance of the Permit, Target shall, as promptly as possible, but not later than three (3) days following the effectiveness of the Permit submit this Agreement and the transactions contemplated hereby to its shareholders for approval and adoption as provided by Texas Law and its Articles of Incorporation and Bylaws. Target shall use its commercially reasonable efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to Target's shareholders shall be subject to review and approval by Acquiror and include information regarding Target, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of Target in favor of the Merger and this Agreement, and the transactions contemplated hereby.

          6.2 Disposition of Securities; Solicitation; Voting; Etc. From and after the date hereof through the Closing Date, unless this Agreement is terminated in accordance with Section 8, each Principal Shareholder shall:

               (a) not transfer, sell or assign to any person or entity, or agree in any manner to transfer, sell or assign to any person or entity (other than to Motorola, Inc. pursuant to the Stakeholder's Agreement), or pledge, encumber, deposit in a voting trust or grant a proxy with respect to any shares of Target Capital Stock currently or hereafter owned or controlled by such Principal Shareholder without the prior written consent of Acquiror;

               (b) not solicit or enter into any agreement or arrangement with any person or entity (other than Motorola, Inc. pursuant to the Stakeholder's Agreement) with respect to any transfer, sale or assignment of any Target Capital Stock, except transfers, sales or assignments specifically contemplated by this Agreement; and

               (c) vote the shares of Target Capital Stock currently or hereafter owned or controlled by such Principal Shareholder for the Merger and against any merger other than the Merger, or any consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Target (other than an acquisition by Motorola, Inc. but only pursuant to the Stakeholder's Agreement and not otherwise in contravention of the terms of this Agreement) in any case, at every meeting of shareholders of Target called therefor and at every adjournment or postponement thereof (or in connection with any written consent in lieu of a meeting relating to any such transaction).

In furtherance of Section 6.2(a) or (b), Target shall and shall cause its transfer agent to decline to make any transfer of shares of Target Capital Stock if such transfer would constitute a violation or breach of this Agreement.

          6.3  Access to Information.

               (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, personnel books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more representatives of Acquiror to report operational matters of materiality and the general status of ongoing operations.

               (c) Acquiror shall make its key personnel available to Target to answer questions regarding Acquiror and shall provide Target with reasonably requested information and such other information as is available pursuant to the Acquiror S-1 and any amendments or supplements thereto.

               (d) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          6.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated September 5, 2000 (the "Confidentiality

Agreement"), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

          6.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law.

          6.6  Regulatory Approval: Further Assurances.

               (a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, Target and Acquiror shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act, and Target and Ind-TeleSoft Pvt. Ltd. shall immediately prepare and file, and use its commercially reasonable efforts to cause any other Target shareholder subject to the jurisdiction of Indian regulatory authorities to prepare and file immediately, any notices, reports and other documents required to be filed with the RBI in connection with the Merger. Target, the Principal Shareholders and Acquiror, as applicable, shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission, the Department of Justice or the RBI for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (1) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such legal proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice, the RBI or any other Governmental Entity regarding the Merger. Target and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

               (b) Subject to Section 6.6(c), Acquiror and Target shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to
Section 6.6(c), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such consent obtained by it during the period prior to the Effective Time. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

               (c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Target to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other Intellectual Property, or to commit to cause Target to license or otherwise make available to any person any technology, software or other Intellectual Property; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause Target to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

          6.7 Legal Requirements. Each of Acquiror, Merger Sub, Target and Principal Shareholders will take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

          6.8 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock and the assumption of the Target Options (and the issuance of Acquiror Common Stock upon exercise thereof) in connection with the Merger. Target shall use its commercially reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

          6.9 Escrow Agreement. On or before the Effective Time, the Acquiror, Target, the Principal Shareholders, Merger Sub, Escrow Agent and the Shareholders' Agent (as hereinafter defined) will execute the Escrow Agreement contemplated by Section 9 in the form attached hereto as Exhibit C ("Escrow Agreement").

          6.10 Employees. Target will use commercially reasonable efforts in consultation with Acquiror to retain existing employees of Target through the Effective Time and following the Merger. Target shall use its commercially reasonable efforts (i) to cause each of such employees set forth in Schedule
6.10 to execute an Executive Employment Agreement in the form attached hereto as Exhibit D-1 or a Key Employee Offer Letter in the form of Exhibit D-3 hereto and
(ii) to cause each other Target employee to execute and deliver to Target an Employee Offer Letter in the form of Exhibit D-2 hereto and Employee Innovations and Proprietary Rights Agreement in the form of Exhibit D-4 hereto. Target will use commercially reasonable efforts to obtain H-1B visas where appropriate for its current employees and any hired between the date of this Agreement and Closing, including but not limited to any employee executing a Key Employee Offer Letter and those listed on Appendix 1 of the Target Disclosure Schedule.

          6.11 Reorganization. Each party hereto shall treat the Merger contemplated hereby for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. From and after the date hereof, no party to this Agreement shall take any action, or fail to take any action that would, in the reasonable determination of such party, jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          6.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the negotiations thereof and the transactions contemplated hereby (including all fees and expenses of accountants, attorneys, finders, brokers or financial advisors and all other expenses incurred) shall be expenses of the party incurring such expense. In the event the Merger is consummated, all such fees and expenses of Target shall be deemed to be expenses of Target and shall be assumed in the Merger; provided, however, that the shareholders of Target shall be liable for the payment of all such expenses of Target to the extent such expenses exceed $350,000 ("Excess Expenses"). Acquiror shall be entitled to make a claim for indemnification for such Excess Expenses pursuant to Section 9.2(e). Any Hart-Scott-Rodino filing fees of either party or its affiliates will be borne by and considered costs and expenses of Acquiror. The Target shall deliver to Acquiror, no later than two business days prior to the Closing Date, a statement listing the Target's estimate of all expenses of Target related to the Transaction as described above. The number of shares of Acquiror Common Stock determined by dividing the amount of the Excess Expenses by $20 and rounding down shall be withheld from the Merger Consideration and shall be added to the Escrow Fund as provided in
Section 1.7(i).

          6.13 Motorola Waiver. Target shall use its commercially reasonable efforts to secure Motorola Inc.'s waiver of its rights of first refusal under the Stakeholders Agreement.

          6.14 Acquiror Options. Effective upon the Closing, Acquiror and Target shall cooperate to replace with Acquiror stock options any Target Options granted or promised to (a) the twelve (12) Target new hires made after October 26, 2000 from the Additional Options as set forth in or determined in accordance with Exhibit B and (b) any new hires of the Target hired thereafter to which Acquiror consented to in writing. The Target Options so replaced shall not be included in the calculation of the Total Outstanding Shares or the Common Stock Exchange Ratio. Target and Acquiror shall assure that the number of shares of Acquiror Common Stock which may be acquired on exercise of such Acquiror stock options shall not be less than the number of shares of Acquiror Common Stock equal to the number of shares of Target Common Stock that would have been issuable upon exercise of such granted or promised Target Options multiplied by the Common Stock Exchange Ratio and rounded up to the nearest whole number of shares of Acquiror Common Stock.

          6.15 Officer/Director Indemnity. From and after the Effective Time, Acquiror and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Target's Articles of Incorporation or By-Laws as in effect as of the date hereof as provided to Acquiror, indemnify and hold harmless each present and former director or officer of the Target or any of its subsidiaries (together with their respective successors, assigns, heirs, executors, administrators and representatives, collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacity as such, in each case for a period of four years after the Effective Time, including, without limitation, the transactions contemplated hereby. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Acquiror, (ii) after the Effective Time, Acquiror shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and provided further that it shall not be unreasonable to withhold consent to any settlement which requires any action by the Surviving Corporation other than the payment of money damages; and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. The indemnity agreements of Acquiror and the Surviving Corporation in this Section 6.15 shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director or officer of Target or any of its subsidiaries. To the extent any such indemnification payments shall arise due to matters which, if true, would constitute a breach of a representation, warranty or covenant of Target or any Principal Shareholder, Acquiror shall be entitled to recover all such expenses from the Escrow Fund.

          6.16 Access to Information. After the Closing Date, Acquiror will, and will cause its representatives to, afford to the Shareholders' Agent and the Principal Shareholders, including their representatives, reasonable access to all books, records, files and documents related to the Target and its subsidiaries in order to permit the Shareholders' Agent and the Principal Shareholders to prepare and file their Tax returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any proceedings relating to the Target and its subsidiaries, to discharge their obligations under this Agreement and the other Transaction Documents to which they are a party and for other reasonable purposes and will afford the Shareholders' Agent and the Principal Shareholders reasonable assistance in connection therewith. Acquiror will cause such records to be maintained in the ordinary course; provided, however, that in the event that Acquiror transfers all or a portion of the business of the Target and its subsidiaries to any third party during such period, Acquiror may transfer to such third party all or a portion of the books, records, files and documents related thereof, provided such third party transferee expressly assumes in writing the obligations of Acquiror under this Section 6.16.

          6.17 Affiliate Legends. Between the date of this Agreement and the Effective Time, Target shall provide Acquiror with such information and documents as Acquiror shall reasonably request for purposes of reviewing a list of each of its directors and executive officers who may, in the reasonable judgment of Acquiror, be deemed to be an "affiliate" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person so judged to be an "affiliate" of Target is referred to herein as an "Affiliate"). Acquiror shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Affiliate pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

          6.18 Ind-TeleSoft Support Agreement. Between the date of this Agreement and the Effective Time, Ind-TeleSoft and Acquiror shall enter into a support agreement on terms reasonably acceptable to each of them for the provision of software development and consulting services to Target and Acquiror in connection with the business of Target, including, but not limited to in support of Target's and Acquiror's obligations to Motorola pursuant to the terms of the Letter Agreement dated November 15, 2000 among Acquiror, Target and Motorola regarding certain agreements between Motorola and Target. The terms of such support agreement shall include pricing provisions which are no less favorable to Ind-TeleSoft than those currently contained in the Ind-TeleSoft Consulting Agreement.

     7.   Conditions to the Merger.

          7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on either Acquiror or on Acquiror combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

               (b) Governmental Approval. The waiting period under the HSR Act shall have expired or terminated and any necessary approval by the RBI shall have been obtained. Acquiror, Target, the Principal Shareholders, Merger Sub and their respective subsidiaries and other shareholders of Target, as applicable, shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, other than filings and approvals relating to the Merger or affecting Acquiror's ownership of Target or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect on Acquiror after the Effective Time.

               (c) Securities Laws. Acquiror shall have received from the California Department of Corporations a Permit for solicitation and issuance of its Common Stock to Target shareholders in accordance with this Agreement and the issuance of the Merger Consideration by Acquiror in accordance with this Agreement will be exempt from registration with the Securities and Exchange Commission pursuant to Rule 3(a)(10) of the Securities Act and no other filings, approvals, registrations, or qualifications shall be required under applicable federal or state securities laws for the consummation of the Merger in accordance with this Agreement.

               (d) Motorola Right of First Refusal. Motorola, Inc. shall have waived its First Refusal Offer under the Stakeholders Agreement (as defined therein) or Motorola shall not have provided a notice of acceptance within the thirty (30) day period for which to accept such First Refusal Offer.

               (e) Shareholder Approval. This Agreement, the Merger and the transactions contemplated herein shall be approved and adopted by the shareholders of Target by the requisite vote under applicable law and Target's Articles of Incorporation.

          7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

               (a) Representations, Warranties and Covenants. The representations and warranties of Target and the Principal Shareholders in this Agreement (i) shall be true and correct in all material respects except that representations and warranties qualified by materiality shall be true and correct to the extent of such qualification on and as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of such time except to the extent that any such failure to be true and correct (without regard to any qualification as to materiality contained in such representation or warranty) would not be reasonably likely to have a Material Adverse Effect on Target nor materially and adversely affect the consummation of the Merger (except, in any case, for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

               (b) Performance of Obligations. Target and the Principal Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

               (c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target and by the Principal Shareholders certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

               (d)  Third Party Consents. All consents or approvals listed in
Schedule 7.2(d) shall have been obtained and shall be in full force and effect.

               (e) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and no party hereto shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, Target or the Principal Shareholders, any damages or other relief that would be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (d) which would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

               (f) Legal Opinion of Counsel to Target. Acquiror shall have received from Gibson, Dunn & Crutcher LLP, counsel for Target, an opinion dated as of the Closing Date and substantially in the form of Exhibit F hereto. Acquiror shall have received from in-house legal counsel to the Target an opinion dated as of the Closing Date covering such additional matters not covered by the opinion of Gibson, Dunn & Crutcher LLP in form and substance as shall be reasonably acceptable to Acquiror and Gray Cary Ware & Freidenrich LLP.

               (g) No Other Litigation. There shall not be pending any legal proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, Target or the Principal Shareholders, any damages or other relief that would be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or
(d) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

               (h) Escrow Agreement. Acquiror, Merger Sub, Target, the Principal Shareholders, Escrow Agent and a shareholders' agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

               (i) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Target.

               (j) Employment Agreements and Key Employee Offer Letters. The employees of Target set forth on Schedule 6.10 shall have accepted employment with Acquiror pursuant to the terms of an Executive Employment Agreement substantially in the form attached hereto as Exhibit D-1 or an Employee Offer Letter substantially in the form attached hereto as Exhibit D-3, as indicated on such Schedule. Vinod Chandran shall have entered into a non-competition and non-solicitation agreement containing provisions substantially similar to those contained in Exhibit D-4.

               (k) Employment Arrangements. Seventy-five (75%) of the engineering employees listed on Appendix 8 to the Target Disclosure Schedule but not otherwise listed on Schedule 6.10 hereto shall have executed and delivered to Target an Employee Offer substantially in the form attached hereto as Exhibit D-2 and Employee Innovations and Proprietary Rights Agreement substantially in the form attached hereto as Exhibit D-4, and shall not have provided any notice of intent to resign such employment.

               (l) Officers and Director Resignations. All persons serving as directors or officers of Target shall have resigned such positions effective as of the Closing Date.

               (m) Lock Up Agreements. Jawad Ayaz and Vinod Chandran shall have entered into Lock Up Agreements substantially in the form attached as Exhibit G-1 and the other shareholders of Target shall have entered into Lock Up Agreements substantially in the form attached as Exhibit G-2.

               (n) Amendments to Option Agreements/Restricted Stock Agreements. Holders of options to purchase Target Common Stock which option agreements provide for acceleration of vesting pursuant to the Merger shall have entered into an Amendment to their respective Option Agreements substantially in the form attached as Exhibit H. The employee holders of any restricted stock of Target shall have agreed to the amendment of any applicable agreement regarding the vesting of such securities such that any acceleration of vesting of such securities shall be on terms which are equivalent to those contained in Exhibit H.

               (o) Voting Proxies. Jawad Ayaz, Vinod Chandran, Ind-TeleSoft Pvt. Ltd., Ind-TeleSoft Employees Welfare Trust and Gerald J. Reihsen, III shall have entered into irrevocable proxies substantially in the form attached as
Exhibit I. Salar Holdings and Brahma Holdings shall have entered into Voting Agreement substantially in the form of Exhibit I-1 hereto.

               (p) Shareholder Approval. This Agreement, the Merger and the transactions contemplated herein shall be approved and adopted by the shareholders of Target by the requisite vote under applicable law and Target's Articles of Incorporation. Shareholders of Target shall have approved by the requisite vote any payments of cash in exchange for Target

Capital Stock, acceleration of vesting of options or any other matter that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, such that all such payments, sales and purchases resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section. Holders of more than four percent (4%) of the outstanding shares of Target Capital Stock shall not have exercised nor have any conditional right to exercise, appraisal, dissenter's or similar rights under applicable law by virtue of the Merger.

               (q) Expense Schedule. Target and the Principal Shareholders shall have delivered to Acquiror at least three days prior to the Closing Date an expense schedule detailing all fees and expenses of Target and the Principal Shareholders incurred in connection with the Merger.

               (r) No Breach under Telesoft Agreements. No breach shall exist under each of the leases and agreements listed on Section 7.3(e) of the Target Disclosure Schedule, each such lease and agreement shall be in full force and effect and Target and Telesoft shall have executed the Assignment and Assumption Agreement in the form of Exhibit L hereto.

               (s) Telesoft Intellectual Property Agreement. Telesoft shall have entered into an agreement regarding Intellectual Property matters in the form of Exhibit J and such agreement shall remain in full force and effect.

               (t) Conversion of Series A Preferred. All outstanding shares of Series A Preferred Stock shall have been converted to Common Stock of Xybridge prior to, or effective upon, the Closing.

          7.3 Additional Conditions to Obligations of Target and the Principal Shareholders. The obligations of Target and the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target and the Principal Shareholders:

               (a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement (i) shall be true and correct in all material respects except that representations and warranties qualified by materiality shall be true and correct to the extent of such qualification on and as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of such time except to the extent that any such failure to be true and correct (without regard to any qualification as to materiality contained in such representation or warranty) would not be reasonably likely to have a Material Adverse Effect on Acquiror (except, in any case, for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

               (b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

               (c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an officer of each Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

               (d) Legal Opinion of Counsel to Acquiror. Target shall have received from Gray Cary Ware & Freidenrich LLP, counsel for Acquiror, an opinion dated as of the Closing Date and substantially in the form of Exhibit K hereto.

               (e) Assumption of TeleSoft Agreements. Acquiror shall have executed and delivered the Assignment and Assumption Agreement in the form of Exhibit L hereto relating to the leases and other agreements listed on Section 7.3(e) to the Target Disclosure Schedule.

               (f) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Acquiror prior to the Closing Date.

               (g) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and no party hereto shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or (b) relating to the Merger and seeking to obtain from Target or the Principal Shareholders, any damages or other relief that would be material to them.

     8.   Termination, Amendment and Waiver.

          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):

               (a)  by the mutual written consent of Acquiror and Target;

               (b) by either Acquiror or Target if the Merger shall not have been consummated by January 31, 2001, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

               (c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

               (d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this

Agreement, which breach (i) causes the conditions set forth in Section 7.1 or
7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

               (e) by Target, if Target enters into an agreement to be acquired by Motorola, Inc. and Target is permitted to enter into such agreement by the terms of this Agreement.

          8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Target, Merger Sub or their respective officers, directors, or shareholders, or the Principal Shareholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.12 (Expenses) and 8.1 (Termination) shall remain in full force and effect and survive any termination of this Agreement.

          8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (by a duly authorized officer thereof, in the case of a corporate party).

          8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of Target, Acquiror or Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (by a duly authorized officer, thereof in the case of a corporate party).

     9.   Escrow and Indemnification.

          9.1 Escrow Fund. At the Closing, the Escrow Shares shall be registered in the name of, and be deposited with, U. S. Bank Trust, National Association (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit C. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target.

          9.2  Indemnification.

               (a)  Survival of Warranties.

                    (i) All representations, warranties and covenants made by Target or Acquiror herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the

Closing. Notwithstanding the preceding sentence, any claim for indemnity for breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which such representation or warranty otherwise would terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

                    (ii) The representations, warranties and covenants made by the Principal Shareholders and Telesoft shall survive the Closing and continue in full force and effect.

               (b)

                    (i) From and after the Closing Date, subject to the limitations set forth in this Section 9, the shareholders of Target will jointly and severally indemnify, defend and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (the "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, attorneys' fees and expenses of investigation and defense (net of any directly related insurance payments or recoveries received or to be received from third party insurers) (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target or Telesoft in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement (collectively, "Target Breaches").

                    (ii) From and after the Closing Date, subject to the terms, conditions and limitations contained in this Section 9, Telesoft and the Principal Shareholders shall severally and not jointly, indemnify, defend and hold harmless the Acquiror Indemnified Persons from and against all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Telesoft or such Principal Shareholder in this Agreement, the Principal Shareholder's Disclosure Schedules or any exhibit or schedule to this Agreement.

                    (iii) From and after the Closing Date, subject to the terms, conditions and limitations contained in this Section 9, Acquiror shall indemnify, defend and hold harmless the Target, the Principal Shareholders, Telesoft and their respective officers, directors, agents, attorneys, employees and its shareholders and each person, if any, who controls or may control Target within the meaning of the Securities Act from and against all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Acquiror in this Agreement, the Acquiror Disclosure Schedules or any exhibit or schedule to this Agreement.

                    (iv) The liability of the shareholders of Target under this
Section 9.2 for indemnification for Target Breaches shall be limited as follows:
(a) the maximum amount payable by the shareholders of Target in respect of all claims for indemnification under this Agreement for Target Breaches will not exceed the Escrow Amount, and the shares held in the Escrow Fund shall be the sole source of recovery for indemnifiable claims under this or in connection with Agreement against the shareholders of Target; and (b) no amounts shall be withdrawn from the Escrow Fund, and no indemnification shall be owed to Acquiror unless and until the aggregate amount of such claims exceed $1,000,000, of which only losses above such $1,000,000 shall be subject to the indemnity and withdrawal from the Escrow Fund; provided, however, that (i) the determination of whether or not an indemnifiable breach has occurred under this Section 9.2 shall be made without regard to any materiality or Material Adverse Effect qualification contained in the subject representation, warranty or covenant; and (ii) the foregoing shall not apply to any claim against the Escrow Fund for Excess Expenses made in connection with Section 6.12 (expenses) as provided in Section 9.2(e) below. -

                    (v) The liability of Acquiror under this Section 9.2 shall be limited as follows: (a) the maximum amount payable by Acquiror in respect of all claims for indemnification under this Agreement will not exceed the Fair Market Value (as hereinafter defined) of the shares of Acquiror Common Stock initially deposited in the Escrow Fund and such amount shall be the sole source of recovery for indemnifiable or any other claims under or in connection with this Agreement against Acquiror; and (b) no amounts shall be paid by Acquiror under this Section 9.2 and no indemnification shall be owed to Target or the Principal Shareholders unless and until the aggregate amount of claims exceed $1,000,000, of which only losses above such $1,000,000 shall be subject to the indemnity; provided, however, that the determination of whether or not an indemnifiable breach has occurred under this Section 9.2 shall be made without regard to any materiality or Material Adverse Effect qualification contained in the subject representation, warranty or covenant.

               (c) Notwithstanding the foregoing, nothing in this Agreement shall limit the liability in amount or otherwise of Target, the Principal Shareholders, Telesoft or Acquiror (i) for any willful breach of their respective representations, warranties or covenants if the Merger does not close, or (ii) with respect to fraud or criminal activity.

               (d) Notwithstanding the foregoing, nothing in this Agreement shall limit the liability in amount or otherwise of Telesoft or the Principal Shareholders for any breach of their respective individual representations and warranties and covenants contained in this Agreement. In addition to seeking indemnification directly against the Principal Shareholders as provided in
Section 9.2(b)(ii) above, the Acquiror Indemnified Persons shall be entitled to submit claims for such breaches against the Escrow Fund (a "Principal Shareholder Claim"), provided however, that such Principal Shareholder Claims shall only be recoverable from the portion of the Escrow Fund attributable to such Principal Shareholder and not from any Escrow Funds attributable to any other shareholder of Target.

               (e) Acquiror shall be entitled to make claims against the Escrow Fund for reimbursement of all Excess Expenses. Any Excess Expenses as indicated on the Expense Schedule delivered to Acquiror pursuant to Section 6.12 shall not be subject to dispute by the Shareholders'Agent. Acquiror may also make claims for Excess Expenses if it determines that the amount calculated from the Expense Schedule was incorrect, but claims for any additional Excess Expenses beyond those determined pursuant to the Expense Schedule shall be subject to dispute and resolution in accordance with the provisions of this Section 9. Acquiror shall be entitled to submit Excess Expense claims at any time and the Fair Market Value of the Zhone Shares to be released in respect of Excess Expenses shall be determined in accordance with Section 9.8. Upon final resolution of any disputes relating to claims for Excess Expenses the Shareholder Representative and Zhone shall submit a disbursement authorization to the Escrow Agent instructing the Escrow Agent to release such Escrow Shares to Zhone. Any shares delivered to the Escrow Fund in respect of Excess Expenses which are in excess of the number required to be paid out in settlement of claims for Excess Expenses shall remain in the Escrow Fund and be released in accordance with the terms of the Escrow Agreement.

               (f) In no event shall the shareholders of Target be liable to Acquiror or the other indemnitees described in Section 9.2(b), or Acquiror be liable to Target or the other indemnitees described in Section 9.2(c), for any consequential, exemplary, punitive, or speculative damages, except to the extent any such otherwise excluded damages are a component of Damages which arise out of a third party claim for which such indemnified party becomes liable and for which third party claim they are entitled to indemnification pursuant to this
Section 9.

               (g) In the event of any breach of the representations and warranties set forth in Section 2.10 relating to a claim of infringement or misappropriation of any Target Intellectual Property, Acquiror shall attempt to mitigate any Damages arising out of such breach by either (i) replacing or modifying the infringing Target Intellectual Property to make its use non-infringing or (ii) procuring for the Acquiror the right to continue using the infringing Target Intellectual Property, whichever option is reasonably likely to achieve the greatest reduction in the amount of such Damages. The costs of such mitigation shall be included in the Damages for which Acquiror shall be entitled to seek indemnification under this Section 9.

               (h) In the event that Acquiror shall "knowingly waive" any closing condition set forth in Section 7.2 (other than Section 7.2(a)(i)) that would be reasonably likely to have a Material Adverse Effect on Target, such waiver evidenced by closing the transactions contemplated hereby, the shareholders of Target shall not be liable to Acquiror or the other indemnitees described in Section 9.2(b) with respect to any Damages arising out of any Target Breach to which such waiver of a closing condition specifically related. "Knowing waiver" by Acquiror shall be evidenced by Acquiror closing the transaction after delivery to Acquiror by Target of a writing which (1) states that a closing condition is not satisfied and that Acquiror is otherwise entitled to not close the transactions contemplated hereby and (2) describes in reasonable detail the nature of the failure of such closing condition to be satisfied.

          9.3  Claims Upon Escrow Fund.

               (a) Subject to the provisions of this Section 9, upon receipt of a letter from Acquiror on or before the 10th business day following the first anniversary of the Closing Date, stating that with respect to the indemnification obligations of the shareholders of Target or the Principal Shareholders set forth in Section 9.2 (an "Escrow Claim"), Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, along with a Disbursement Certificate as set forth in the Escrow Agreement (duplicates of both of which shall be sent to the Escrow Agent), Shareholders' Agent shall, subject to the provisions of this Section 9, execute and return to Acquiror as promptly as practicable such Disbursement Certificate.

               (b) Shareholders' Agent shall have thirty (30) days after delivery of an Escrow Claim to object to any claim or claims made by such Escrow Claim in a written statement delivered to Acquiror. In case Shareholders' Agent shall so object in writing to any claim or claims made Acquiror in the Escrow Claim, Acquiror shall have thirty (30) days to respond in a written statement to the objection of Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Shareholders' Agent shall, if agreed in such memorandum, execute a Disbursement Certificate for claims or other disposition as agreed in such memorandum and such performance shall satisfy all of obligations as to such claims.

          9.4  Claims by Target Indemnitees.

               (a) Subject to the provisions of this Section 9, upon receipt by Acquiror of a certificate signed by Shareholders' Agent (an "Agent Certificate") that with respect to the indemnification obligations of Acquiror and Merger Sub set forth in Section 9.2, Damages exist and specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each item was paid or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or covenant or other claim to which such item is related, the Acquiror shall, subject to the provisions of this Section 9, deliver to Shareholders' Agent as promptly as practicable cash equal to such Damages.

               (b) Acquiror shall have thirty (30) days after delivery of an Agent Certificate to object to any claim or claims made by such Agent Certificate in a written statement delivered to Shareholders' Agent. In case Acquiror shall so object in writing to any claim or claims made by Shareholders' Agent in the Agent Certificate, the Shareholders Agent shall have thirty (30) days to respond in a written statement to the objection of Acquiror. If after such thirty (30) day period there remains a dispute as to any claims, Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Acquiror shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum and such performance shall satisfy all of Acquiror's obligations as to such claim.

          9.5  Resolution of Conflicts and Arbitration.

               (a) If no agreement can be reached after good faith negotiation between the parties pursuant to the Escrow Agreement or Sections 9.3 or 9.4, either Acquiror or Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by binding arbitration in accordance with Section 10.8.

          9.6  Shareholders' Agent.

               (a) Jawad Ayaz shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Target shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries to make claims on behalf of the Target shareholders pursuant to Section 9.6, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. No bond shall be required of Shareholders' Agent, and Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from Shareholders' Agent shall constitute notice to or from each of the Target shareholders.

               (b) Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and without gross negligence and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders shall severally indemnify Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) Shareholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

               (d) The Parties acknowledge that the Shareholders' Agent may have a conflict of interest with respect to his duties as Shareholders' Agent and as an employee of Acquiror, and in such regard the Shareholders' Agent has informed the Parties that he will act in the best interests of Target shareholders.

          9.7 Actions of Shareholders' Agent. A decision, act, consent or instruction of Shareholders' Agent shall constitute a decision of all Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder, and Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target shareholder. Escrow

Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of Shareholders' Agent.

          9.8 Fair Market Value. For the purposes of this Section 9, the Fair Market Value of the shares of Acquiror Common Stock shall be determined as of the date of the Officer's Certificate or Agent's Certificate, as the case may be, is received by the receiving party if as of the date of determination, such shares are traded on a securities exchange or other market. If as of the date of determination, such shares are not so traded, the date of determination shall be the later of the 30th trading day after the shares are so traded or the first anniversary of the Effective Time. Fair Market Value shall be the average of the last sales price on the ten trading days prior to the date of determination. If as of the first anniversary of the Effective Time, shares of Acquiror Common Stock are not so traded, Fair Market Value shall be determined by agreement of the Acquiror and the Shareholders' Agent. Absent their agreement within thirty
(30) days after the first anniversary of the Effective Time, Fair Market Value shall be determined by arbitration in accordance with Section 10.8. No distributions shall be made to Acquiror from the Escrow Fund until Fair Market Value shall have been determined.

     10.  General Provisions.

          10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     (a)  if to Acquiror or Merger Sub, to:

     Zhone Technologies, Inc.
     7001 Oakport @Zhone Way
     Oakland, CA 94621
     Attention: Mr. Gary Wetsel
     Fax:     (510) 777-7593
     Tel:     (510) 777-7000

     with a copy to:

     Gray Cary Ware & Freidenrich LLP
     400 Hamilton Avenue
     Palo Alto, CA 94301-1809
     Attention: Jon C. Perry, Esq.
     Fax:     (650) 327-3699
     Tel:     (650) 833-2000

     (b)  if to Target or the Principal Shareholders, to:

     if to Target:

     Xybridge Technologies, Inc.
     3400 Waterview Parkway, Suite 107
     Richardson, Texas 75080
     Attention: Mr. Jawad Ayaz
     Fax:     (214) 570-9352
     Tel:     (214) 570-4389

     if to Jawad Ayaz:

     Xybridge Technologies, Inc.
     3400 Waterview Parkway, Suite 107
     Richardson, Texas 75080
     Fax:     (214) 570-9352
     Tel:     (214) 570-4389

     if to Vinod Chandran:

     Xybridge Technologies, Inc.
     3400 Waterview Parkway, Suite 107
     Richardson, Texas 75080
     Fax:     (214) 570-9352
     Tel:     (214) 570-8600

     if to Ind-TeleSoft Pvt. Ltd.:

     612, 80 ft Road, 5th Block
     Koramangala, Bangalore 560 095
     India

     Fax:       011-91-80-552-2267
     Tel:        011-91-80-552-1937 (38, 39 and 40 endings for 37 also)

     In each case with a copy to:
     Target's Counsel:

     Gibson, Dunn & Crutcher LLP
     2100 McKinney Avenue, Suite 1100
     Dallas, Texas 75201
     Attention: Irwin F. Sentilles III, Esq.
     Fax:     (214) 698-3400

     Tel:     (214) 698-3100

     And

     Xybridge Technologies, Inc.
     3400 Waterview Parkway, Suite 107
     Richardson, Texas 75080
     Attention: Gerald J. Reihsen, III, Esq.
     Fax:     (214) 570-9352
     Tel:     (214) 570-4395

     (c)  if to Shareholders' Agent, to:

     Mr. Jawad Ayaz
     3400 Waterview Parkway, Suite 107
     Richardson, Texas 75080
     Fax:     (214) 570-9352
     Tel:     (214) 570-4389

     with a copy to:

     Gibson, Dunn & Crutcher LLP
     2100 McKinney Avenue, Suite 1100
     Dallas, Texas 75201
     Attention: Irwin F. Sentilles III, Esq.
     Fax:     (214) 698-3400
     Tel:     (214) 698-3100

          10.2 Definitions. In this Agreement any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, other than changes directly caused by (i) conditions affecting national, regional or world economies, (ii) conditions affecting the industries of Target or Acquiror, as applicable, as a whole or (iii) the announcement of the Merger (except as described in Schedule 10.2).

          10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          10.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

          10.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          10.6 Remedies Exclusive. From and after the Closing Date, the remedies provided in this Agreement shall be the exclusive remedy with respect to the Agreement and transactions contemplated thereby except with respect to fraud or criminal activity.

          10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard to applicable principles of conflicts of law, except to the extent that matters are governed by Texas law as herein provided. Subject to Section 10.8, each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Santa Clara or San Mateo County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

          10.8 Dispute Resolution.

               (a) Subsequent to closing of the Merger all disputes arising out of or relating to this Agreement, including without limitation, controversies or claims arising out of the provisions of Section 9, but not in any case, claims of fraud, shall be settled by binding arbitration as provided in this Section
10.8. In the event of such dispute, any party may send another party written notice identifying the matter in dispute. Within thirty (30) days after such written notice is given, one or more principals of each party involved in the dispute shall meet at a mutually agreeable location for the purpose of determining whether they can resolve the dispute themselves.

               (b) If such parties fail to resolve the dispute by written agreement within said thirty (30) day period, any such party may thereafter commence arbitration with respect to such dispute.

               (c) The Arbitration shall be conducted by one arbitrator. Acquiror and Shareholders' Agent shall agree on the arbitrator, provided that if Acquiror and Shareholders' Agent cannot agree on such arbitrator, either Acquiror or Shareholders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be in writing, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator, including any decision as to the validity and amount of any claim in an Officer's Certificate or Agent Certificate, shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9, Escrow Agent and the parties shall be entitled to act in accordance with such decision and Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith

               (d) Judgement upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Austin, Texas under the commercial rules in effect of the American Arbitration Association. For purposes of this Section 10.8(b), any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate or Agent Certificate, as the case may be, is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the arbitrator awards the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          10.9 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          10.10 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

          10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, Target, Acquiror and Merger Sub, the Principal Shareholders, Telesoft and the Shareholders' Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

XYBRIDGE TECHNOLOGIES, INC.                   TELESOFT INC.

By:                                           By:
     ---------------------------------            ------------------------------
     Name:                                        Name:
     Title:                                       Title:

ZHONE TECHNOLOGIES, INC.                      XTI ACQUISITION CORP.

By:                                           By:
     ---------------------------------            ------------------------------
     Name:                                        Name:
     Title:                                       Title:

PRINCIPAL SHAREHOLDERS:

--------------------------------------        ----------------------------------
           Jawad Ayaz                                   Vinod Chandran

IND-TELESOFT PVT. LTD.                        IND-TELESOFT EMPLOYEES WELFARE
                                              TRUST

By:                                           By:
     ---------------------------------            ------------------------------
     Name:                                        Name:
     Title:                                       Title:

SHAREHOLDER AGENT:

--------------------------------------
          Jawad Ayaz

                                    EXHIBIT B

                               ADDITIONAL OPTIONS

NAME                              NUMBER OF SHARES               ACCOUNT
--------------------------------------------------------------------------------
CURRENT EMPLOYEES
Vinod George                                 0                         XTI
Asan Khan                                9,385*                        XTI
Payam Maveddat                          20,000*                        XTI
Kris Patel                               5,000*                        XTI
Gerry Reihsen                           16,000*                        XTI
Phil Wacker                              6,000*                        XTI
Ping Yang                                6,000*                        XTI
Mark Chiou                               4,167*                        XTI
Tihomir Gasparac                         6,256*                        XTI
Manish Jindal                            6,256*                        XTI
Stephen Horton                           5,788*                        XTI
Son-Yon Kang                             5,590*                        XTI
Gora Kundu                                   0                         XTI
Oscar Martinez                           7,128*                        XTI
Santosh Pai                              4,025*                        XTI
Bankim Patel                             5,282*                        XTI
Ayyasamy Ravi                                0                         XTI
Arvind Shanbhag                              0                         XTI
Gee Varghese                             7,128*                        XTI
Anurag Vohra                                 0                         XTI
Current Employee Subtotal              114,005*

NEW HIRES
Chetan Patel                            20,000**                       XTI
Vinay Patel                             30,000**                       XTI
Ranjendra Prinda                         8,500**                       XTI
Lu Tian                                 36,000**                       XTI
Luke Heh                                 8,700**                       XTI
Pirouz Khodabakhsh                      13,000**                       XTI
Jue Chang                               40,000**                       XTI
Sasan Abdi                               6,000**                       XTI
Michael Hudock                          12,000**                       XTI
Naigang Zhang                                0                         XTI
Bharadwaj Goteti                         9,000**                       XTI
Vivek Mangal                             8,000**                       XTI
Rajiv Agrawal                           16,000**                       XTI
New Hire Subtotal for XTI Account      207,200**

NAME                              NUMBER OF SHARES               ACCOUNT
--------------------------------------------------------------------------------
Kishore Rama Reddy                      12,000**                        ZH
Rama Chandra Ranga                       8,500**                        ZH
Hariramnathan                            8,000**                        ZH
G. Srinivasa Reddy                       7,500**                        ZH
Anil BR                                  8,000**                        ZH
Bijoyakumar                              8,000**                        ZH
Alok Mishra                              7,500**                        ZH
Suresh Kumar Nalluru                     7,500**                        ZH
Jogindar                                 7,500**                        ZH
Nitin Srivastava                         9,000**                        ZH
Dheeraj Babbar                           7,500**                        ZH
Amit Mate                               12,000**                        ZH
Tom Hosseini                             8,300**                        ZH
Saman Ahmandi                            6,700**                        ZH
Avtar Singh                              7,500**                        ZH
Samer Khader                                 0                          ZH
Latha Shrivatsa                          6,000**                        ZH
Michael Margolis                        11,500**                        ZH
Mustapha Aassar                         10,500**                        ZH
Prakash Kakumanu                        14,000**                        ZH
Dhigha Sekharan                          7,000**                        ZH
New Hire Subtotal for Zhone Account    174,500**
Total New Hire                         381,700**

*    Denotes option amounts in Zhone shares
**   Denotes option amounts in Xybridge shares

Balance consisting of 500,000 Zhone options less all amounts indicated above for XTI's account (on an as converted to Zhone stock basis) will be determined and agreed to by Zhone and Xybridge prior to closing. The XTI options assigned to the Zhone account will convert to Zhone options but will not be included when calculating the exchange ratio for the merger consideration nor reduce the total Additional Options available for grant pursuant to Section 1.17(b). Zhone is deemed to have consented in advance to these employee hirings and option grants. The Additional Options shall be subject to the standard terms (including vesting) provided in Acquiror's option plans and shall be granted at the fair market value of Acquiror Common Stock as of, and on, the Closing Date.

                                  SCHEDULE 6.10

                           KEY OFFER LETTER EMPLOYEES

Vinod George
Asan Khan
Payam Maveddat
Kris Patel
Gerry Reihsen
Phil Wacker
Ping Yang
Mark Chiou
Tihomir Gasparac
Manish Jindal
Stephen Horton
Son-Yon Kang
Gora Kundu
Oscar Martinez
Santosh Pai
Bankim Patel
Ayyasamy Ravi
Arvind Shanbhag
Gee Varghese
Anurag Vohra

                                 SCHEDULE 7.2(d)

                  REQUIRED THIRD PARTY CONSENTS AND APPROVALS*

1. The Office Sublease Agreement (the "Office Lease") dated as of October 8, 1999 between STB Systems, Inc. dba 3dfx Interactive of Texas ("Landlord") and TeleSoft, as amended by the Modifications and Ratifications of Lease, dated January 12, 2000, February 3, 2000, March 7, 2000 and August 9, 2000, assigned to Target by TeleSoft pursuant to the Lease Assignment, dated as of November 1, 2000 between such parties. Target shall obtain consent of lessor on Master lease.

2. Cooperation Agreement by and between Motorola, Inc. ("Motorola") and Xybridge Technologies, Inc. ("Xybridge"), dated as of June 6, 2000.

3. Software License Agreement by and between Motorola and Xybridge, dated as of June 6, 2000.

4. Development Agreement by and between Motorola and Xybridge, dated as of June 6, 2000.

5. Volume Purchase Agreement for OEM Products by and between Telesoft Technologies Ltd. UK, Telesoft Technologies Inc. and Xybridge, dated as of June 1, 2000.

6. Software License Agreement by and between RADVision Inc. and Xybridge Technologies, Inc., dated as of June 23, 2000.

7. Software License Agreement by and between Xybridge and Ascom Business Systems AG, dated as of December 31, 1999, as amended.

8. Ind-Telesoft License to Target of the Project Management System (as referenced in Section 2.10 of the Target Disclosure Schedule) to be drafted by Target

9.   Ind-Telesoft Support pursuant to Section 6.18.

*Except as noted above Target shall obtain such consents and/or deliver such notices as are required under the above referenced agreements.